Exhibit 3.5

SERIES AGREEMENT

OF

HPS REAL ASSETS LENDING COMPANY LP - SERIES I

THIS SERIES AGREEMENT, dated as of April 24th, 2026 (this “Series Agreement”), is among the General Partner associated with Series I (as defined below), and each other person or entity that acquires an interest in Series I. Capitalized terms used herein and not otherwise defined are used as defined in the Amended and Restated Limited Partnership Agreement of HPS Real Assets Lending Company LP, a Delaware series limited partnership (the “Company”), dated as of April 24th, 2026 (as amended and restated from time to time, the “Limited Partnership Agreement”).

RECITALS

WHEREAS, the Company was formed as a Delaware series limited partnership and is governed under the Delaware Revised Uniform Limited Partnership Act (6 Del. C. § 17-101 et seq.), as amended from time to time (the “Act”) and the Limited Partnership Agreement;

WHEREAS, concurrent with the formation of the Company, the General Partner has established and formed two series of the Company, HPS Real Assets Lending Company LP - Series I (the “Series I”) and HPS Real Assets Lending Company LP—Series II; and

WHEREAS, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to Series I shall be enforceable against the assets of Series I (or the general partner associated with such Series I) only, and not against the assets of the Company generally or any other Series (or any general partner not associated with such Series I), and none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to the Company generally or any other Series shall be enforceable against the assets of Series I (or any general partner associated with such Series I who is not also general partner of the Partnership generally or the general partner associated with such other Series I, as the case may be).

NOW THEREFORE, in consideration of the promises and obligations contained herein, the parties hereto, intending to be legally bound, agree as follows:

1. CREATION OF SERIES.

A Series I.

In accordance with the Limited Partnership Agreement, the General Partner established and formed Series I upon the filing of the Certificate of Registered Series on September 26, 2025 (as amended or restated from time to time) and the execution of the Initial LP Agreement, and Series I was formed as a registered series of the Partnership in the name set forth in Section 1(B) below.

Series I shall be a “Series” for purposes of the Limited Partnership Agreement, with terms as are set forth herein and in the Limited Partnership Agreement. For all purposes of the Act, this Series Agreement together with each other Series Agreement of another Series, each Class Designation (if any) and the Limited Partnership Agreement constitute the “partnership agreement” of the Company (as such term is defined in the Act). This Series Agreement is incorporated by reference into the Limited Partnership Agreement. Except as expressly provided otherwise in the Limited Partnership Agreement, (i) the terms and provisions of a Series Agreement may have the effect of altering, supplementing or amending the terms and provisions of the Limited Partnership Agreement with respect to the related Series, and (ii) to the extent that any of the terms or provisions of this Series Agreement conflict with any of the terms or provisions of the Limited Partnership Agreement as applied to this Series, the terms or provisions of this Series Agreement shall control with respect to Series I.

B. Name of Series I.

The name of Series I is “HPS Real Assets Lending Company LP - Series I.”

C. Business Purpose.

The business purpose of Series I shall be to engage in any lawful act or activity for which limited partnerships may be formed under the Act and to engage in any and all activities necessary or incidental to the foregoing.

D. Tax Treatment.

Series I shall elect pursuant to Treasury Regulation Section 301.7701-3(c) to be treated as a corporation for U.S. federal income tax purposes, and no election to the contrary shall be made. Each Member and Series I shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment.

2. MISCELLANEOUS PROVISIONS.

A. Notices.

All notices provided for by this Series Agreement shall be made in writing and deemed received (i) upon the actual delivery of the notice into the hands of the party entitled thereto, or (ii) two calendar days after being deposited in the United States mail addressed with the last known address of the party entitled thereto, with postage thereon prepaid.

B. Binding Effect.

This Series Agreement is binding upon and inures to the benefit of the General Partner and, to the extent permitted by this Series Agreement, its respective legal representatives, successors and permitted assigns.

C. Governing Law.

This Series Agreement shall be governed by and construed pursuant to the laws of the State of Delaware, without regard to conflict of laws principles.

D. Construction.

Whenever the singular number is used in this Series Agreement and when required by the context, the singular shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter or non-binary genders and vice versa.

E. Severability.

If any provision or term of this Series Agreement is found to be invalid, void or unenforceable, the remainder of the provisions of this Series Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is the intent of the Sole Member that the terms and conditions of this Series Agreement to be interpreted to the greatest extent possible so as to remain valid and enforceable.

F. Counterparts.

This Series Agreement may be signed in one or more counterparts, including by facsimile or other electronic transmission (including Portable Document Format or “PDF”), each of which shall constitute an original and all of which together shall constitute one and the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Series Agreement or any document to be signed in connection with this Series Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

G. Integration.

The Limited Partnership Agreement, this Series Agreement, each Class Designation (if any) and the other Series Agreements of other Series constitute the entire agreement of the parties hereto and thereto pertaining to the subject matter hereof and thereof and supersede all prior agreements and understandings pertaining thereto.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Series Agreement as of the date first written above.

GENERAL PARTNER

HREAL GP, LLC

By: HPS PARTNERS HOLDINGS II, LLC, its sole member

By:	/s/ Faith Rosenfeld
Name: Faith Rosenfeld
Title: Chief Administrative Officer

[Signature Page to Series Agreement – HPS Real Assets Lending Company LP - Series I]